MITEK SYSTEMS, INC.
PERFORMANCE STOCK OPTION AGREEMENT
Mitek Systems, Inc. (the “Company”) hereby grants to you, Scipio “Max” Carnecchia (the “Executive”) an option to purchase that number of shares of Common Stock set forth below (the “Option”), as an inducement grant pursuant to Nasdaq Listing Rule 5635(c)(4) and subject to the terms and conditions below. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Amended and Restated Mitek Systems, Inc. 2012 Incentive Plan (the “Plan”), a copy of which is attached hereto as Attachment 1.
1. GOVERNING PLAN DOCUMENT. Your Option is subject to all of the provisions of the Plan, which provisions are hereby made a part of this Performance Stock Option Agreement. In the event of any conflict between the provisions of this Performance Stock Option Agreement and the provisions of the Plan, the provisions of the Plan shall control in all respects, provided that to the extent a term is separately defined in this Performance Stock Option Agreement, such definition will supersede the definition contained in Section 2 of the Plan.
2. DETAILS OF OPTION. The details of your Option are as follows:

Date of Grant:	November 6, 2018
Vesting Commencement Date:	See Vesting Schedule below.
Number of Shares Subject to Option:	Up to 800,000
Exercise Price (Per Share):	$9.50
Expiration Date:	November 6, 2028

Type of Grant:	Non-Qualified Performance Stock Option (inducement grant)
Exercise Schedule:	Same as Vesting Schedule.

Vesting Schedule:	Subject to the terms and conditions of this Award and the Plan, the Option shall vest only upon the satisfaction of both (1) a time vesting requirement and (2) a performance vesting requirement.

(1) The time vesting requirement with respect to all shares issuable under the Option shall be satisfied on the date that is the third anniversary of the Date of Grant.

(2) The performance vesting requirement must be satisfied during the period beginning on the Date of Grant and ending on the fifth anniversary of the Date of Grant (“Performance Vesting Period”), as follows: (a) if the per share closing market price of the Common Stock exceeds 125% of the Exercise Price for 20 consecutive trading days during the Performance Vesting Period, then 200,000 of the shares underlying this Option shall vest at the close of market trading on the 20th consecutive trading day; (b) if the per share closing market price of the Common Stock exceeds 150% of the Exercise Price for 20 consecutive trading days during the Performance Vesting Period, then 200,000 of the shares underlying this Option shall vest at the close of market trading on the 20th consecutive trading day; (c) if the per share closing market price of the Common Stock exceeds 175% of the Exercise Price for 20 consecutive trading days during the Performance Vesting Period, then 200,000 of the shares underlying this Option shall vest at the close of market trading on the 20th consecutive trading day; and (d) if the per share closing market price of the Common Stock exceeds 200% of the

Exercise Price for 20 consecutive trading days during the Performance Vesting Period, then 200,000 of the shares underlying this Option shall vest at the close of market trading on the 20th consecutive trading day. Any of the performance vesting requirements in clauses (a), (b), (c) or (d) of the preceding sentence can only be satisfied once.

3. EXERCISE. You may not exercise this Option, whether any portion is then vested or not, prior to November, 6, 2021. You may exercise this Option only for whole shares of Common Stock and only as set forth in the Plan. In order to exercise your Option, you must submit to the Company payment via any means permitted by the Plan for that number of shares of Common Stock you are electing to purchase pursuant to your Option. In the event that your Option is an Incentive Stock Option, by exercising your Option you expressly agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the Shares issued upon exercise of your Option that occurs within two (2) years after the date of your Option grant or within one (1) year after such shares of Common Stock are issued upon exercise of your Option. Notwithstanding the foregoing, you expressly acknowledge and agree that no Shares will be delivered to you or any other person on your behalf until you or such other person has made arrangements acceptable to the Committee for the satisfaction of any non-U.S., federal, state or local income and employment tax withholding obligations, including without limitation, obligations incident to the receipt of Shares upon exercise of this Option. Accordingly, but without limiting the generality of the foregoing, you and the Company expressly acknowledge and agree that, as a condition to the exercise of your Option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company or any of its Subsidiaries or Affiliates arising by reason of the exercise of your Option, the lapse of any substantial risk of forfeiture to which the Shares underlying your Option are subject at the time of exercise or the disposition of Shares acquired upon the exercise of your Option.
4. “EARLY EXERCISE”. If it is indicated in Section 2 that “early exercise” of your Option is permitted, then you may elect, at any time that is both during the period of your full- or part-time employment or service with the Company or any of its Related Entities that employ you, as the case may be, and during the term of your Option, to exercise all or part of your Option, including the unvested portion of your Option; provided, however, that (i) a partial exercise of your Option shall be deemed to first cover vested Shares and then cover the earliest vesting installment of unvested Shares, (ii) any Shares so purchased from installments that have not vested as of the date of exercise shall be subject to the repurchase option in favor of the Company as described in the Company’s form of Early Exercise Stock Purchase Agreement, a copy of which will be provided to you at the time you elect to “early exercise” your Option, and (iii) you shall enter into the Company’s form of Early Exercise Stock Purchase Agreement with a vesting schedule that will result in the same vesting as if no early exercise had occurred.
5. TERM. You may not exercise your Option before the commencement of its term or after its term expires. The term of your Option commences on the Date of Grant indicated in Section 2 and expires upon the Expiration Date set forth in Section 2.
6. NOT A CONTRACT OF EMPLOYMENT. By executing this Award, you acknowledge and agree that (i) nothing in this Award or the Plan confers on you any right to be employed by, or continue any employment, service or consulting relationship with, the Company or any of its Subsidiaries or Affiliates, and (ii) the Company would not have granted this Award to you but for this acknowledgement and agreement. Under no circumstances will the Plan or this Performance Stock Option Agreement be considered to be part of the terms and conditions of your employment with the Company or any of its Related Entities that employ you.
7. NOTICES. Any notices to be delivered pursuant to this Performance Stock Option Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.
8. SEVERABILITY. If one or more provisions of this Performance Stock Option Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Performance Stock Option Agreement and the balance of the Performance Stock Option Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.
9. BINDING AND ENTIRE AGREEMENT. The terms and conditions of this Performance Stock Option Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. This Performance Stock Option Agreement, together with the Plan and that certain Executive Employment Agreement between the parties and dated as of the date hereof, and any attachments hereto or thereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.
10. COUNTERPARTS. This Performance Stock Option Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

COMPANY:			EXECUTIVE:

MITEK SYSTEMS, INC.

By:	/s/ Jason L. Gray	By:	/s/ Scipio “Max” Carnecchia
Name:	Jason L. Gray	Name:	Scipio “Max” Carnecchia
Title:	General Counsel
GRANT SUMMARY:
On November 6, 2018, Scipio “Max” Carnecchia hereby receives a non-qualified performance stock option to purchase up to 800,000 shares of Common Stock of the Company at an exercise price of $9.50 per share.

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